                                                                   EXHIBIT 10.5


                          STOCK FOR STOCK EXCHANGE AGREEMENT


    This Stock for Stock Exchange Agreement (this "Agreement"), dated
October 23, 1997, is made and entered into by and among Exmark Manufacturing Company Incorporated, a Nebraska corporation ("Exmark"), and Roger Smith ("Smith"), an individual resident of New Cumberland, Pennsylvania, and the owner of all of the outstanding shares of capital stock of The Holiman Co., Inc., a Pennsylvania corporation ("Holiman").

                                       RECITAL

    Smith desires to deliver to Exmark, and Exmark desires to acquire from Smith, all of the capital stock of Holiman, which is owned beneficially and of record by Smith, pursuant to the terms and conditions set forth in this Agreement. It is intended that the transactions contemplated by this Agreement qualify, for federal income tax purposes, as a tax-free reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

    In consideration of the foregoing and the mutual covenants, conditions and agreements set forth in this Agreement (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

    1. AGREEMENT BY SMITH TO DELIVER SHARES AND EXMARK TO ACQUIRE SHARES. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 8 below), Smith agrees to deliver and Exmark agrees to acquire from Smith all of the outstanding shares of capital stock of Holiman (the "Shares"). At the Effective Time (as defined in Section 2(c) below), and subject to the terms and conditions of this Agreement, Exmark shall be the sole owner of all outstanding shares of capital stock of Holiman.

    2. EXCHANGE OF SHARES. The Shares shall be acquired solely in exchange for shares of Class C Preferred Stock, $.01 par value per share, of Exmark (the "Exmark Class C Stock") as follows:

         (a) EXCHANGE OF SHARES. In exchange for the delivery of the Shares by Smith to Exmark, Exmark shall deliver to Smith, as full consideration for the Shares, 3,689 shares of Exmark Class C Stock (the "Acquisition Consideration"). Such exchange is referred to herein as the "Share Exchange."

         (b) PAYMENT OF ACQUISITION CONSIDERATION. On the Closing Date, Exmark shall deliver the Acquisition Consideration to Smith and contemporaneously Smith shall deliver to Exmark share certificates representing the Shares together with duly executed stock powers attached thereto transferring the Shares to Exmark.

         (c) EFFECTIVE TIME. The Share Exchange shall be effected as promptly as practicable, but in no event more than three business days, after the satisfaction or waiver of the conditions set forth in Sections 6 and 7 of this Agreement. The time at which the Share Exchange is effected is referred to herein as the "Effective Time."

    3. REPRESENTATIONS AND WARRANTIES OF SMITH. Smith hereby represents and warrants to Exmark as follows, except as set forth in the Disclosure Schedule delivered by Smith to Exmark on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth certain exhibits referenced herein and exceptions to the representations and warranties contained in this Agreement under captions referencing each and every Section to which such exhibits or exceptions apply):

         (a) INCORPORATION AND CORPORATE POWER. Holiman is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Pennsylvania, and Holiman has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Holiman has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the articles of incorporation and bylaws of Holiman are set forth in the Disclosure Schedule and reflect all amendments made thereto and are correct and complete as of the date hereof. Holiman is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified.

         (b) NO BREACH. The execution, delivery and performance of this Agreement by Smith and the consummation by Smith of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Holiman, or require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other "Person" (such term shall mean an individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof) under the provisions of the articles of incorporation or bylaws of Holiman or any contract, indenture, mortgage, lease, loan agreement or other agreement, relationship, commitment or instrument, written or oral, by which Holiman or Smith are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Holiman or Smith are subject.

         (c) GOVERNMENTAL AUTHORITIES; CONSENTS. Neither Smith nor Holiman is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by Smith of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Holiman or Smith in connection with Smith's execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         (d) SUBSIDIARIES; PREDECESSORS. Holiman does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization, joint venture, partnership, limited liability company or entity.

         (e)  CAPITAL STOCK.

              (i) On the date hereof, the authorized capital stock of Holiman consists of 4,000 shares of common stock, par value $10.00 per share, ("Holiman Common Stock"), of which 2,820 shares are issued and outstanding as of the date hereof. On the date hereof and immediately prior to the Effective Time, all of Holiman's issued and outstanding capital stock is held of record by Smith. All such outstanding shares of Holiman Common Stock (A) have been duly authorized and are validly issued, fully paid and nonassessable, (B) are not subject to preemptive rights created by statute, Holiman's articles of incorporation or bylaws, or any other agreement to which either Holiman or Smith is bound and (C) were issued in full compliance with all applicable securities laws.

              (ii) There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Holiman any shares of Holiman Common Stock or other securities of Holiman of any kind (and there are no agreements or other obligations of Holiman to grant any of the foregoing) and there are no agreements or other obligations (contingent or otherwise) which may require Holiman to repurchase or otherwise acquire any shares of Holiman Common Stock.

              (iii) No persons other than Smith and Francine H. Smith are, in Holiman's reasonable judgment, "affiliates" of Holiman within the meaning of Rule 145 promulgated by the Securities Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

         (f) FINANCIAL STATEMENTS. The Disclosure Schedule sets forth copies of the unaudited balance sheets, as of June 30, 1997, June 30, 1996 and June 30, 1995, of Holiman and the unaudited statements of earnings, shareholders' equity and cash flows of Holiman for each of the years ended June 30, 1997, June 30, 1996 and June 30, 1995 (collectively, the "Holiman Annual Financial Statements"). Except as set forth in the Disclosure Schedule, the Holiman Annual Financial Statements are based upon the information contained in the books and records of Holiman and fairly present the financial condition of Holiman as of the dates thereof and respective results of operations for the periods referred to therein. The Holiman Annual Financial Statements have been prepared in accordance with generally accepted accounting principles (as such principles apply to unaudited financial statements ("GAAP")), on a basis consistent with the method used by Holiman in preparing the unaudited financial statements of Holiman for the three-year period from July 1, 1994 to June 30, 1997, which financial statements are presented in accordance with GAAP.

         (g) ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the June 30, 1997 balance sheet included in the Holiman Annual Financial Statements (the "Latest Balance Sheet"), Holiman has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen in the ordinary course of business (none of which is an uninsured liability in excess of $10,000 for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

         (h) NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet, there has been no material adverse change in the assets, financial condition, operating results, co-distributor, customer, employee or supplier relations, business condition or prospects of Holiman (other than as a direct result of general economic conditions or an industry downturn).

         (i) ABSENCE OF CERTAIN DEVELOPMENTS. Since May 1, 1997, Holiman has not (except as described in the Disclosure Schedule):

              (i) borrowed any amount or incurred or become subject to any liability in excess of $25,000, except (A) current liabilities incurred in the ordinary course of business and (B) liabilities under contracts entered into in the ordinary course of business;

              (ii) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $25,000, except (A) liens for current property Taxes not yet due and payable, (B) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (C) liens in respect of pledges or deposits under workers' compensation laws, or (D) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $25,000;

              (iii) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $25,000, other than current liabilities paid in the ordinary course of business;

              (iv) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $25,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

              (v) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

              (vi) disclosed, to any person other than Exmark, the Toro Company, a Delaware corporation ("Toro"), and authorized representatives of Exmark and Toro, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule and is in full force and effect on the date hereof;

              (vii) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

              (viii) declared or paid any dividends or other distributions with respect to any shares of Holiman's capital stock or redeemed or purchased, directly or indirectly, any shares of Holiman's capital stock or any options, warrants or other rights to purchase the same, except for the payment of a one-time cash dividend to be paid between the date hereof and the Effective Time, which dividend shall not exceed the difference between
    (A) the net worth of Holiman prior to the payment of such dividend and (B) $200,000;

              (ix) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or options, warrants or other rights to acquire its equity securities, or any bonds or debt securities;

              (x) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "Insider" (as defined in Section 3(u) hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions expressly contemplated by this Agreement;

              (xi) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

              (xii) other than in the ordinary course of business consistent with past practices, and except as expressly contemplated by Section 5(b) of this

    Agreement, made or granted any bonus, or any wage, salary or compensation increase to any director, officer, employee or consultant whose annual compensation from Holiman in the preceding fiscal year exceeded $45,000, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

              (xiii) made any single capital expenditure or commitment therefor in excess of $25,000;

              (xiv) made any loans or advances to, or guarantees for the benefit of, any persons in excess of $10,000;

              (xv) made any charitable contributions or pledges in excess of $10,000;

              (xvi) made any change in accounting principles or practices from those utilized in the preparation of the Holiman Annual Financial Statements;

              (xvii) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individually or in the aggregate, material to the business, operations, financial position or prospects of Holiman other than in the ordinary course of business;

              (xviii)   experienced any labor dispute material to the business,
    operations, financial position or prospects of Holiman;

              (xix) experienced any change in any assumption underlying or method of calculating, any bad debt, inventory, contingency or other reserve;

              (xx) experienced any lapse or termination of any material permit that was issued or relates to Holiman or its business, including any failure to renew any such permit; or

              (xxi) discontinued or altered, in any material respect, its advertising or promotional activities or its pricing and purchasing policies.

         (j)  TITLE TO PROPERTIES.

              (i) Holiman does not own any real property. The real property listed as leased (the "Leased Property") in the Disclosure Schedule constitutes all of the real property owned, used or occupied by Holiman (the "Real Property"). Such Disclosure Schedule includes the location, uses thereof and Holiman indebtedness thereon, if any, for all Real Property. The Real Property has access, sufficient for the conduct of the business of Holiman as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of Holiman at that location.

              (ii) The leases for the Leased Property (the "Leases") are in full force and effect, and Holiman holds a valid and existing leasehold interest under each of the Leases for the term set forth in the Disclosure Schedule. Holiman has delivered to Exmark complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Exmark. Except as set forth in the Disclosure Schedule, Holiman is not in default, and to the knowledge of Holiman no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor to the knowledge of Holiman is any other party to any of the Leases in default.

              (iii) Holiman owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (A) liens for current Taxes not yet due and payable, (B) liens set forth in the Disclosure Schedule, (C) the properties subject to the Leases, (D) assets disposed of since the date of the Holiman Latest Balance Sheet in the ordinary course of business, (E) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (F) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $25,000.

              (iv) All of the buildings, machinery, vehicles, equipment and other tangible assets necessary for the conduct of the business of Holiman are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which adversely affect the operation or value of such assets. Holiman owns or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, except for defects of title that do not materially affect the use of such assets by Holiman and except for such assets that can be purchased or leased for nominal consideration.

         (k) ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Holiman Latest Balance Sheet and those arising thereafter are valid receivables, are not subject to valid counterclaims or set-offs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Holiman Latest Balance Sheet.

         (l)  TAX MATTERS.

              (i) Each of Holiman and any affiliated, combined or unitary group of which Holiman is or was a member, any predecessor of Holiman and any Plans (as defined in Section 3(q) hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (A) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any Taxes (as defined in Section 3(l)(xi) hereof) or required to be filed or sent by it by any taxing authority having jurisdiction and all such Returns are true and correct in all material respects; (B) timely and properly paid (or has had paid on its behalf) all Taxes due and payable with respect to the periods covered by such Returns; (C) established on its Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable for all Tax periods or portions thereof ending on, prior to, or including the Closing Date, the amount of which as of the date of the Latest Balance Sheet is set forth in the Disclosure Schedule; and (D) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages or other payments to employees and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. Since the incorporation of Holiman, all of the compensation paid to Smith was "reasonable allowance for salaries or other compensation" within the meaning of Section 162(a)(1) of the Code and was fully deductible by Holiman. True and correct copies of any and all Returns filed by any Tax Affiliate have been provided to Exmark.

              (ii) There are no liens for Taxes upon any assets of Holiman or of any Tax Affiliate, except liens for Taxes not yet due. Holiman is not a party to any tax sharing agreement or other arrangement for the payment or reimbursement of Taxes.

              (iii) No deficiency for any Taxes has been proposed, asserted or assessed against Holiman or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by Holiman or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Holiman by any Taxing authority regarding any such Tax, audit or other proceeding, nor, to the best knowledge of Holiman, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Holiman does not expect the assessment of any additional Taxes of Holiman or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of Holiman or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

              (iv) Neither Holiman nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Holiman or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

              (v) Neither Holiman nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

              (vi) No property of Holiman or any Tax Affiliate is property that Holiman or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

              (vii) Neither Holiman nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Holiman or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither Holiman nor any Tax Affiliate has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

              (viii) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Effective Time, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

              (ix) Neither Holiman nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither Holiman nor any Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

              (x) Neither Holiman nor any Tax Affiliate has filed any consent under Section 341(f) of the Code.

              (xi) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Holiman or any Tax Affiliate.

         (m)  CONTRACTS AND COMMITMENTS.

              (i) The Disclosure Schedule lists the following agreements, whether oral or written, to which Holiman is a party or by which Holiman or its assets are bound: (A) collective bargaining agreement or contract with any labor union; (B) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (C) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (D) stock purchase or stock option plan; (E) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (F) confidentiality agreement with employees and with consultants, vendors, customers or other third parties; (G) contract, agreement or understanding relating to the voting of Holiman's capital stock or the election of directors of Holiman;
    (H) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Holiman; (I) guaranty of any obligation for borrowed money or otherwise;
    (J) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (K) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000 (L) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $10,000;
    (M) contract which prohibits Holiman from freely engaging in business anywhere in the world; (N) contract for the distribution of products through or in conjunction with Holiman (including any distributor, sales and original equipment manufacturer contract); (O) franchise agreement;
    (P) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Holiman in connection with the intellectual property rights set forth in the Disclosure Schedule;
    (Q) contract or commitment for capital expenditures in excess of $10,000,
    (R) agreement for the sale of any capital asset; (S) contract with any affiliate which in any way relates to Holiman (other than for employment on customary terms); or (T) other agreement which is either material to the business of Holiman or was not entered into in the ordinary course of business (other than agreements required to be listed in the Disclosure Schedule).

              (ii) The Disclosure Schedule lists the following agreements, whether oral or written, to which Holiman is a party or by which Holiman or its assets are bound: (A) contract or group of related contracts with the same party for the purchase of products or services by Holiman under which the undelivered balance of such products or services is in excess of $10,000; (B) contract or group of related contracts with the same party for the sale of products or services by Holiman under which the undelivered balance of such products or services (including, without limitation, any free upgrades or ongoing services) has a sales price in excess of $10,000; and (C) sales agreement or other customer commitment (other than the standard form of purchase order) which entitles any purchaser to a rebate from or right of set-off against Holiman, to return any product to Holiman after acceptance thereof or to delay the acceptance thereof, to receive future services, upgrades or enhancements, or which varies in any material respect from Holiman's standard form agreements for sales.

              (iii) Holiman has performed all material obligations required to be performed through the date hereof by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule and has not been notified of any claim of default under any contract or commitment required to be disclosed in the Disclosure Schedule; Holiman has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed thereunder; and Holiman has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed in the Disclosure Schedule.

              (iv) Prior to the date of this Agreement, Exmark has been provided with a correct and complete copy of each written contract or commitment referred to in the Disclosure Schedule, together with all known amendments, waivers or other changes thereto.

         (n)  INTELLECTUAL PROPERTY RIGHTS.

              (i) Holiman does not own, hold or possess any patents, registrations for trademarks, service marks, trade names, copyrights or mask works, and none are necessary to the conduct of the business of Holiman as now conducted or as planned to be conducted as described herein.

              (ii) Holiman is not a party to any agreement granting to Holiman rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights used in or necessary to the conduct of the business of Holiman as now conducted or as planned to be conducted as described herein.

              (iii) Holiman has not received any notice of any infringement, misappropriation or violation by Holiman of any intellectual property rights of any third parties and Holiman, to its knowledge, has not infringed, misappropriated or otherwise violated any such intellectual property rights; and to the knowledge of Holiman, no infringement, misappropriation or violation of any intellectual property rights of any third parties has occurred or will occur with respect to products currently being sold by Holiman or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the business of Holiman as now conducted.

              (iv) Holiman has not entered into any agreement restricting Holiman from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

              (v) To Holiman's knowledge, Holiman has the right to make available to Exmark all trade secrets and other confidential information entrusted to Holiman by third parties.

         (o) LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Holiman, threatened against Holiman, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor is there any basis therefor.


         (p) EMPLOYEES. (i) To the best knowledge of Holiman, no employee of Holiman and no group of the employees of Holiman has any plans to terminate his, her or their employment; (ii) Holiman has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (iii) Holiman has no labor relations problem pending and Holiman's labor relations are satisfactory; (iv) there are no workers' compensation claims pending against Holiman nor is Holiman aware of any facts that would give rise to such a claim; and (v) no employee of Holiman is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Holiman. The Disclosure Schedule lists, as of the date set forth in the Disclosure Schedule, each employee of Holiman. The Disclosure Schedule also states the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

         (q)  EMPLOYEE BENEFIT PLANS.

              (i) For the purpose of this Section 3(u), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "plan" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by Holiman for the benefit of present or former employees, including those intended to provide: (A) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (B) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (C) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, or (D) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

              (ii) The term "plan" shall include every such plan, fund, contract, program and arrangement: (A) which Holiman has committed to implement, establish, adopt or contribute to in the future, (B) for which Holiman is or may be financially liable as a result of the direct sponsor's affiliation to Holiman or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by Holiman for the benefit of its employees or former employees), (C) which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that Holiman has no present or potential liability with respect to such arrangement), or (D) for or with respect to which Holiman is or may become liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

              (iii) The Disclosure Schedule sets forth all plans by name and brief descriptions identifying: (A) the type of plan, (B) the funding arrangements for the plan, (C) the sponsorship of the plan, and (D) the participating employers in the plan.

              (iv) Each plan identified in the Disclosure Schedule is further identified on such Disclosure Schedule by reference to such one or more of the following characteristics as may apply to such plan:
    (A) defined contribution plan as defined in Section 3(34) of ERISA or
    Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) plan which is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code,
    (D) plan which is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code,
    (H) plan maintained by more than one employer as defined in Section 413(c) of the Code (a "multiple employer plan"), (I) plan providing benefits after separation from service or termination of employment, (J) plan which owns any Company or other employer securities as an investment, (K) plan which provides benefits (or provides increased benefits or vesting) as a result of a change in control of Holiman, (L) plan which is maintained pursuant to collective bargaining, and (M) a plan funded, in whole or in part, through a voluntary employees' beneficiary association exempt from tax under
    Section 501(c)(9) of the Code.

              (v) The Disclosure Schedule sets forth the identity of each corporation, trade or business (separately for each category below that applies): (A) which is (or was during the preceding five years) under common control with Holiman within the meaning of Section 414(b) or (c) of the Code, (B) which is (or was during the preceding five years) in an affiliated service group with Holiman within the meaning of Section 414(m) of the Code, (C) which is (or was during the preceding five years) the legal employer of persons providing services to Holiman as leased employees within the meaning of Section 414(n) of the Code, and (D) with respect to which Holiman is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

              (vi) To the extent that they exist, Holiman has furnished Exmark with true and complete copies of: (A) the most recent determination letter, if any, received by Holiman from the Internal Revenue Service regarding each plan, (B) the most recent determination or opinion letter ruling from the Internal Revenue Service that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (C) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC), (D) the financial statements for each plan for the three most recent fiscal or plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each plan, (E) the most recently prepared actuarial valuation report for each plan (including but not limited to reports prepared for funding, deduction and financial accounting purposes), (F) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each plan, and (G) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any plan.

              (vii) The Disclosure Schedule identifies each employee of Holiman who is: (A) absent from active employment due to short or long term disability, (B) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law, (C) absent from active employment on any other leave or approved absence (together with the reason for such leave or absence), (D) absent from active employment due to military service (under conditions that give the employee rights to re-employment), or (E) not an "at will" employee.

              (viii) With respect to continuation rights arising under federal or state law as applied to plans that are group health plans (as defined in Section 601 et. seq. of ERISA), the Disclosure Schedule identifies: (A) each employee, former employee or qualifying beneficiary who has elected continuation, and (B) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

              (ix) Except as set forth in the Disclosure Schedule: (A) all plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified; (B) all trusts established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (C) to the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all plans comply in all respects with the requirements of ERISA and the Code; (D) all plans have been administered in accordance with the documents and instruments governing the plans; (E) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each plan have been timely made; (F) all disclosures and notices required by law or plan provisions to be given to participants and beneficiaries in connection with each plan have been properly and timely made; (G) no plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by Exmark or Holiman that are not deductible (in whole or in part) under Section 280G of the Code; and (H) Holiman has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under
    Section 3121(v) of the Code.

              (x) Except as set forth in the Disclosure Schedule: (A) all contributions, premium payments and other payments required to be made in connection with the plans as of the date of this Agreement have been made;
    (B) a proper accrual has been made on the books of Holiman for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (C) no contribution, premium payment or other payment has been made in support of any plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise); and (D) with respect to each plan that is subject to
    Section 301 et. seq. of ERISA or Section 412 of the Code, Holiman is not liable for any accumulated funding deficiency as that terms is defined in
    Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the plan.

              (xi) Except as set forth in the Disclosure Schedule: (A) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any plan other than routine uncontested claims for benefits; (B) the consummation of the transactions contemplated by this Agreement will not cause any plan to increase benefits payable to any participant or beneficiary; (C) the consummation of the transactions contemplated by this Agreement will not: (1) entitle any current or former employee of Holiman to severance pay, unemployment compensation or any other payment, benefit or award, or (2) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee; (D) no plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation; (E) Holiman has no actual or potential liability arising under Title IV of ERISA as a result of any plan that has terminated or is in the process of terminating; (F) Holiman has no actual or potential liability under section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and (G) with respect to the plans, Holiman has no liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for):  (1) any excise taxes under section 4971 through section 4980B, section 4999, section 5000 or any other section of the Code, (2) any penalty under section 502(i), section 502(l), Part 6 of Title I or any other provision of ERISA, or (3) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

              (xii) Except as set forth in the Disclosure Schedule: (A) all accruals required under FAS 106 have been properly accrued on the financial statements of Holiman; (B) no condition, agreement or plan provision limits the right of Holiman to amend, cut back or terminate any plan (except to the extent such limitation arises under ERISA); and (C) Holiman has no liability for life insurance, death or medical benefits after separation from employment other than: (1) death benefits under the plans set forth in the Disclosure Schedule or (2) Health care continuation benefits described in section 4980B of the Code.

         (r) INSURANCE. The Disclosure Schedule lists and briefly describes each insurance policy maintained by Holiman with respect to the properties, assets and operations of Holiman (collectively, the "Insurance Policies") and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. Holiman is not in default with respect to its obligations under any of such insurance policies.

         (s) AFFILIATE TRANSACTIONS. Other than pursuant to this Agreement, no officer, director or employee of Holiman or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively, "Insiders"), has any agreement with Holiman (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Holiman (other than ownership of capital stock of Holiman). None of the Insiders has any direct or indirect interest (other than beneficial ownership of less than one percent of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) in any competitor, supplier (other than Exmark) or customer of Holiman or in any person, firm or entity from whom or to whom Holiman leases any property, or in any other person, firm or entity (other than Exmark) with whom Holiman transacts business of any nature. For purposes of this Section 3(s), the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee. All agreements and transactions between Holiman and any Insider identified in the Disclosure Schedule were made for bona fide business purposes on terms no less favorable than could be obtained from an unaffiliated third party.

         (t) DISTRIBUTORS/DEALERS. The Disclosure Schedule lists (i) all former distributors/dealers of Holiman that have been terminated since
January 1, 1992 and the circumstances surrounding such termination; (ii) all litigation and disputes between Holiman and any of its past or present distributors/dealers, including any claims initiated by any distributors/dealers against Holiman, whether such litigation dispute resulted in a settlement, financial payment or not; and (iii) all buying consortium arrangements by which any distributors/dealers of Holiman purchases goods (including wholegoods, parts, supplies or other goods) or services from Holiman.

         (u) OFFICERS AND DIRECTORS; BANK ACCOUNTS. The Disclosure Schedule lists all officers and directors of Holiman and all of the bank accounts of Holiman (designating each authorized signer).

         (v)  COMPLIANCE WITH LAWS; PERMITS.

              (i) Holiman, its predecessors and their respective officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes to which Holiman (including any product sold by Holiman) may be subject, and Holiman has received no notice of any allegation or claim of any noncompliance and no claims have been filed against Holiman alleging a violation of any such laws, regulations or other requirements. Holiman has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property. Holiman is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Holiman or Exmark after the Effective Time.

              (ii) Holiman has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in Section 3(w)(iii) hereof) (collectively, the "Permits"). Holiman has conducted its business in compliance with all material terms and conditions of the Permits.

              (iii) Holiman has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Holiman in connection with any actual or proposed transaction.

         (w)  ENVIRONMENTAL MATTERS.

              (i) As used in this Section 3(w), the following terms shall have the following meanings:

                       (A) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Holiman to any imposition of costs or liability under any Environmental Law (as defined in Section 3(w)(i)(B) hereof).

                       (B) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

                       (C) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

              (ii) Holiman and the Real Property are in compliance with all applicable Environmental Laws.

              (iii) Holiman has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and operate the Real Property (collectively, the "Environmental Permits"). A correct and complete copy of each such Environmental Permit shall be provided by Holiman to Exmark at least 14 days prior to the Effective Time. Holiman has conducted its business in compliance with all terms and conditions of the Environmental Permits. Holiman has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

              (iv) (A) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Real Property during the period Holiman was in possession thereof,
    (B) the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls ("PCB"s) or pesticides, and (C) no aboveground or underground storage tanks are located on, under or about the Real Property.

              (v) Holiman has not received any notice alleging in any manner that it is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

              (vi) No expenditure, including penalties, fines or cleanup costs arising under applicable Environmental Laws, will be required in order for Exmark or Holiman to comply with any Environmental Laws in effect at the time of the Effective Time in connection with the operation or continued operation of the business of Holiman or the Real Property in a manner consistent with the current operation thereof by Holiman.

              (vii) Holiman and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites (the "National Priorities List"), or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

              (viii) Holiman has disclosed and delivered to Exmark all environmental reports and investigations which Holiman has obtained or ordered with respect to the business of Holiman and the Real Property.

              (ix) To the knowledge of Holiman, no part of the business of Holiman, or the Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

              (x) No lien has been attached or filed against Holiman or the Real Property in favor of any governmental or private entity for
    (A) any liability or imposition of costs under or violation of any applicable Environmental Law, or (B) any Release of Hazardous Materials.

              (xi) Holiman, on behalf of itself and its successors and assigns, hereby waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Exmark under any Environmental Law for any condition existing prior to the Closing.

              (xii) The storage, transportation, handling, use or disposal, if any, by Holiman of Hazardous Materials on or under the Real Property and/or disposal elsewhere, if any, of Hazardous Materials generated on or from the Real Property is currently, and at all times has been, in compliance in all materials respects with all applicable Environmental Laws. Holiman has not transported or arranged for the transportation of any Hazardous Materials or other material or substances to any location which is: (A) listed on the National Priorities List, or (B) listed for possible inclusion on the National Priorities List, in the Comprehensive Environmental Response, Compensation and Liabilities Act of 1980 ("CERCLA") or on any similar state list.

              (xiii) For purposes of the representations and warranties provided in this Section 3(w), the term "Real Property" shall include all real property owned, used or occupied by Holiman currently or previously owned, used or occupied by Holiman and its predecessors.

         (x) BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Holiman.

         (y)  REGISTRATION STATEMENT.  None of the information regarding
Holiman supplied or to be supplied by Holiman to Exmark or Toro for inclusion in the registration statement on Form S-4 (the "Registration Statement") under the Securities Act relating to the merger consideration to be paid by Toro pursuant to that certain Agreement and Plan of Merger by and among Toro, EMCI Acquisition Corp. and Exmark, dated October 23, 1997 (the "Merger Agreement") and any other related documents regarding Holiman supplied or to be supplied by Holiman to be filed with the SEC or any regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement will, at the respective times the Registration Statement, Prospectus-Proxy Statement (as defined in the Merger Agreement) and other related documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus-Proxy Statement, when mailed, and, in the case of the Prospectus-Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting (as defined in the Merger Agreement) and at the Effective Time (for purposes of this Subsection (y) only, as such term is defined in the Merger Agreement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Holiman is responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law, including the applicable provisions of the Securities Act and the Exchange Act of 1934, as amended (the "Exchange Act").

         (z) DISCLOSURE. Neither this Agreement nor any of the exhibits hereto nor any of the documents delivered by or on behalf of Smith or Holiman pursuant to Sections 3 or 6 hereof, the Disclosure Schedule or any of the financial statements referred to in Section 3 hereof contains any untrue statement of a material fact regarding Smith or Holiman or any of the other matters dealt with in this Section 3 relating to Smith or Holiman or the transactions contemplated by this Agreement. This Agreement, the exhibits hereto, the documents delivered to Exmark by or on behalf of Smith or Holiman pursuant to Sections 3 or 6 hereof, the Disclosure Schedule or any of the financial statements referred to in Section 3 hereof do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Exmark of which Holiman or any officer or director of Holiman is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer relations, employee relations and business prospects, of Holiman. Smith has delivered to Toro copies of all documents delivered to Exmark by or on behalf of Smith or Holiman pursuant to this Agreement.

         (aa) TREATMENT OF COMPENSATION. All amounts owing for compensation and benefits, including a proportionate part (determined in accordance with GAAP) of all bonuses, are accrued on a monthly basis on the books of Holiman.

    4. REPRESENTATIONS AND WARRANTIES OF EXMARK. Exmark hereby represents and warrants to Smith that:

         (a) INCORPORATION AND CORPORATE POWER. Exmark is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska, with the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         (b)   EXECUTION, DELIVERY AND PERFORMANCE; VALID AND BINDING
AGREEMENT. The execution, delivery and performance of this Agreement by Exmark, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Exmark and constitutes the valid and binding obligation of Exmark, enforceable in accordance with its terms.

         (c) NO BREACH. The execution, delivery and performance of this Agreement by Exmark, and the consummation by Exmark of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Exmark, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the articles of incorporation or bylaws of Exmark or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Exmark is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Exmark is subject.

         (d) GOVERNMENTAL AUTHORITIES; CONSENTS. Exmark is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Exmark in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         (e) BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Exmark.

         (f) CAPITAL STOCK. On the date hereof, the authorized capital stock of Exmark consists of 24,000 shares of Common Stock, par value $10.00 per share, of Exmark of which 15,431 shares are issued and outstanding as of the date hereof; and 21,000 shares of Preferred Stock, par value $40.00 per share, of Exmark of which 7,416 shares are issued and outstanding as of the date hereof. Prior to the Effective Time, Exmark's articles of incorporation shall have been amended to authorize 10,000 shares of Class B Stock, par value $.01 per share, of Exmark ("Exmark Class B Stock"), and 10,000 shares of Exmark Class C Stock and, as of the Effective Time, 10,000 shares of Exmark Class B Stock and 3,689 shares of Exmark Class C Stock will be issued and outstanding. All such outstanding shares of Exmark's capital stock (A) have been duly authorized and are validly issued, fully paid and nonassessable, (B) are not subject to preemptive rights created by statute, Exmark's articles of incorporation or bylaws, or any other agreement to which either Exmark or, to the knowledge of Exmark, Exmark's stockholders are bound and (C) were not issued in violation of any applicable securities laws that would subject the Surviving Corporation to fines, penalties, or rescission or civil damages that are material in amount.
As used in this Agreement, "knowledge" of Exmark and similar words to that effect shall mean the actual knowledge of Exmark's officers after due inquiry.

    5. CERTAIN MATTERS PENDING THE CLOSING. Unless written waiver or consent to the contrary is obtained from Exmark, from and after the effective date of this Agreement and until the Closing, Holiman and Smith shall comply (and Smith shall cause Holiman to so comply) with the following covenants, as applicable:

         (a) ACCESS. Exmark and Toro and Exmark's and Toro's authorized agents and representatives shall have reasonable access to the properties, books, records, contracts, information and documents of Holiman to conduct such examination and investigation of Holiman as they deem necessary, and Holiman shall cooperate in all reasonable respects with such examinations and
investigations; provided, however, such examinations (i)   shall be conducted
during Holiman's normal business hours, and (ii) shall not unreasonably interfere with Holiman's operations and activities.

If the transactions covered by this Agreement are not consummated, Exmark and Exmark's agents and representatives will hold in confidence, and will not utilize in any manner, any information obtained from Smith or Holiman, with the exception of any such information which: (i) was or is in the public domain;
(ii) was in fact known to Exmark or Exmark's agents or representatives prior to disclosure by Smith or Holiman; (iii) becomes information generally available to the public through no act or failure to act on the part of Exmark or Exmark's agents or representatives; or (iv) is required to be disclosed by court order.

         (b) CARRY ON BUSINESS IN THE ORDINARY COURSE. Holiman shall carry on its business in the ordinary course substantially in the same manner as heretofore conducted and will not enter into any agreement outside of the ordinary course involving an amount in excess of $10,000 for each separate agreement or in excess of an aggregate amount of $50,000 for all agreements collectively. Notwithstanding anything in this Agreement to the contrary, Holiman may pay to Smith a one-time bonus or dividend prior to the Effective Time, provided that after payment of such bonus or dividend, the book value of Holiman (equal to total assets minus total liabilities) at the Effective Time, as determined in accordance with GAAP, is in excess of $200,000 and such assets are cash or other readily marketable Securities.

         (c) USE AND MAINTENANCE OF EQUIPMENT AND OTHER ASSETS. Holiman shall use, operate, maintain and repair all of its equipment and other assets and properties in accordance with its previous practices.

         (d) PRESERVATION OF RELATIONSHIPS. Holiman will use its best efforts to preserve its business organization intact, to retain the services of its present employees and to conduct business with suppliers, customers and others having business relations with Holiman in the same manner in which such business has been conduct by Holiman in the past.

         (e) NO DEFAULT. Holiman shall not do any act or omit to do any act, or (to the extent such conduct is within Holiman's control) permit any act or omission to act, which will cause a breach of any contracts or agreements to which Holiman is a party.

         (f) INSURANCE POLICIES. Holiman shall maintain all Insurance Policies in full force and effect.

         (g) COOPERATION. Holiman and Smith will cooperate in all respects in connection with securing any consents of third parties necessary for the consummation of the transactions contemplated hereby and the giving of any notices to any person or the securing of permission, approval, determination, consent or waiver of any person required in connection with the transactions contemplated by this Agreement.

         (h)   COMPENSATION; NEW AGREEMENTS.  Holiman shall not:

               (i) except as expressly provided for in Section 5(b) above, grant any increase in the rate of pay to or pay bonuses to any person, other than the payment of normal base salary increases and bonuses to employees and Smith pursuant to historic practices and policies of Holiman (provided that all such bonus payments have been and continue to be accrued monthly and that Smith provides the name of the recipient of such bonus to Exmark 15 days prior to payment thereof and provided further that no bonuses shall be accrued for any officer, director or employee of Holiman for services performed after October 31, 1997);

               (ii) institute any new employee benefit plans, as described in Section 3(q) above; or

               (iii) except as contemplated in this Agreement, enter into any employment or consulting or noncompetition agreements with any person.

         (i) INDEBTEDNESS. Holiman shall not guarantee the obligations of any person; and, other than in amounts and for purposes encountered in the ordinary course of conducting its business, Holiman shall not create, incur or assume any indebtedness for any borrowed money.

         (j)   NO ISSUANCE OF OR REDEMPTIONS OF SHARES AND NO DISTRIBUTIONS.
Holiman:

               (i) shall not issue any additional shares of any class or grant any warrants, options or rights to subscribe for any additional shares of any class; and

               (ii) shall not directly or indirectly redeem, purchase or otherwise acquire or recapitalize or reclassify any of its capital shares.

         (k) COMPLIANCE WITH LAWS. Holiman shall comply with all applicable laws and orders of any court or federal, state, municipal or other unit of government.

         (l) TAXES. Holiman shall timely and properly file all Returns which are required to be filed, and shall pay or make provision for the payment of all Taxes owed by it.

         (m) AMENDMENT TO DISCLOSURE SCHEDULE. From time to time after the date hereof and prior to the Effective Time, Holiman shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering an updated Disclosure Schedule to Exmark pursuant to this Section 5(m) with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially untrue, inaccurate or incomplete as a result of such matter. Such supplement or amendment to Holiman's representations and warranties contained in an updated Disclosure Schedule delivered pursuant to this Section 5(m) shall be deemed to have modified the representations and warranties of Holiman, and no such supplement or amendment, or the information contained in such updated Disclosure Schedule, shall constitute a breach of a representation or warranty of Holiman; provided that no such supplement or amendment may cure any breach of a covenant or agreement of Holiman under this
Section 5. Within 15 days after receipt of such supplement or amendment, Exmark may terminate this Agreement pursuant to Section 9 hereof if the information in such supplement or amendment together with the information in any and all of the supplements or amendments previously provided by Holiman indicate that Holiman has suffered or is reasonably likely to suffer a material adverse change.

    6. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EXMARK. Each and every obligation of Exmark to be performed under this Agreement shall be subject to the satisfaction prior to or at the Effective Time of the following conditions precedent:

         (a) COMPLIANCE WITH AGREEMENT BY SMITH AND HOLIMAN. Smith and Holiman shall have substantially performed and complied with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or at the Effective Time.

         (b) PROCEEDINGS AND INSTRUMENTS TO BE SATISFACTORY. All proceedings, corporate or other, required to be taken in order to give effect to the transactions contemplated by this Agreement, and all material documents incidental thereto, shall be reasonably satisfactory in form and substance to Exmark and Exmark's legal counsel; and Smith and Holiman shall have made available to Exmark and Exmark's agents and representatives for examination the originals, or true and complete copies of, all documents which Exmark may reasonably request in connection with the transactions contemplated by this Agreement.

         (c) NO ADVERSE PROCEEDINGS. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         (d) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Smith in this Agreement shall be true and correct as of the Effective Time with the same force and effect as though said representations and warranties had been made at the Effective Time.

         (e) APPROVALS AND CONSENTS; FILINGS. Holiman shall have obtained such approvals, determinations, consents and waivers in, and all filings with and notifications of governmental authorities, regulatory agencies or other entities which regulate the business of Holiman, if any, as may be required under the provisions of any material law, permit, contract, agreement or instrument, to which Holiman or Smith are parties (or which are deemed material and necessary by Exmark) in order to consummate the transactions contemplated by this Agreement or to permit the continued operation of the business of Holiman in the same manner after the Effective Time as theretofore conducted.

         (f)   NO ADVERSE CHANGE; CONDUCT OF BUSINESS IN THE ORDINARY COURSE.
At the Effective Time, no condition nor fact which, individually or in the aggregate, is or may be materially adverse to the financial condition, properties, business, results of operation or prospects of Holiman shall have arisen or become known to Exmark which was not disclosed to or known by Exmark as of the date of the Latest Balance Sheet. In addition, except as specifically provided for in Section 5(b) of this Agreement, during the period from the date of execution of this Agreement through the Effective Time, Holiman shall not have conducted its business or entered into any transaction other than in the ordinary course, and shall not have incurred or become subject to any liabilities or obligations other than those entered into in the ordinary course or approved by Exmark.

         (g) CORPORATE ACTION TAKEN. This Agreement shall have been duly and validly authorized by Holiman's board of directors and shall have been duly and validly approved by Smith, and Smith shall have delivered to Exmark evidence, in form satisfactory to Exmark's legal counsel, of such authorization and approval.

         (h) EMPLOYMENT AGREEMENT. Smith shall have entered into an employment agreement with Exmark and Toro in the form attached to the Merger Agreement as Exhibit 12.03(c) (the "Employment Agreement").

         (i) OTHER DOCUMENTS. Smith shall have delivered to Exmark such certificates and documents of officers of Holiman and of public officials as may be reasonably requested to establish the existence and good standing of Holiman and the due authorization by Holiman of this Agreement and performance of the transactions contemplated by this Agreement.

    7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SMITH AND HOLIMAN. Each and every material obligation of Smith and Holiman to be substantially performed under this Agreement shall be subject to the reasonable satisfaction prior to or at the Effective Time of the following conditions precedent:

         (a) COMPLIANCE WITH AGREEMENT BY EXMARK. Exmark shall have substantially performed and complied with all material obligations under this Agreement which are to be performed or complied with by Exmark prior to or at the Effective Time.

         (b) PROCEEDINGS AND INSTRUMENTS TO BE SATISFACTORY. All proceedings required to be taken in order to give effect to the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Smith and Smith's legal counsel.

         (c) NO ADVERSE PROCEEDINGS. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         (d) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Exmark in or as contemplated by this Agreement shall be true and correct as of the Effective Time with the same force and effect as though said representations and warranties had been made on the Effective Time.

         (e) CORPORATE ACTION TAKEN. This Agreement shall have been duly and validly authorized and approved by Exmark's board of directors and shall have been duly and validly approved by Exmark's stockholders, and Exmark shall have delivered to Smith and Holiman evidence, in form satisfactory to Smith's and Holiman's legal counsel, of such authorization and approval.

         (f) CONDITIONS PRECEDENT FOR MERGER. All conditions of Toro and Exmark described in Article VIII of the Merger Agreement shall have been satisfied or waived.

         (g) OTHER DOCUMENTS. Exmark shall have delivered to Smith such documents as Smith may reasonably request relative to the transactions contemplated by this Agreement.

         (h) OUTSTANDING EXMARK STOCK. At the time of the Closing, the representations and warrants made by Exmark in Section 3.07 of the Merger Agreement shall be true and correct in all respects.

    8. CLOSING AND CLOSING DATE. The Closing will take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402 on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Sections 6 and 7 hereof (the "Closing Date"). The parties shall hold the Closing on the same day as the closing of the merger described in the Merger Agreement. At the Closing, the parties hereto shall deliver to each other the following items:

         (a) DELIVERIES BY SMITH TO EXMARK. Smith shall deliver to Exmark the following documents and considerations against the simultaneous delivery by Exmark of the documents and considerations described in Section 8(b) below to
Smith:

               (i) Share certificates issued by Holiman to Smith representing in the aggregate all of the issued and outstanding shares of Holiman's capital stock, together with duly executed stock powers attached thereto transferring the shares represented by such certificates to Exmark.

               (ii) Resignations of all officers and directors of Holiman, effective as of the Closing.

               (iii)   Corporate records of Holiman.

               (iv) Smith's closing certificate in a form acceptable to Exmark.

               (v) Opinion of legal counsel for Holiman acceptable to legal counsel for Exmark.

               (vi) Other documents as may be required to consummate the transactions contemplated by this Agreement.

         (b) DELIVERIES BY EXMARK TO SMITH. Exmark shall deliver to Smith the following documents and considerations against the simultaneous delivery of the documents and considerations by Smith to Exmark as set forth in Section 8(a) above:

               (i)     The Acquisition Consideration.

               (ii) Exmark's closing certificate in a form acceptable to Holiman.

               (iii) Opinion of legal counsel for Exmark acceptable to legal counsel for Holiman.

               (iv) Other documents as may be reasonably required to consummate the transactions contemplated by this Agreement.

    9. TERMINATION. In addition to the rights of termination set forth elsewhere in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date in the manner hereinafter provided upon the happening of the following events:

         (a) MISREPRESENTATION; NONFULFILLMENT OF CONDITIONS. If Smith or Exmark has made any material misrepresentation of a material fact to the other party and such misrepresentation is not cured within 10 days after notice thereof from the other party; or if the material conditions precedent to the Closing to be performed by a party shall not have been substantially fulfilled by such party on or before the Closing Date (unless waived by the other party);

         (b) DEFAULT. If either party fails to observe or perform in a timely manner any of the covenants and agreements herein contained and fails to substantially cure the same within a period of 10 days after notice thereof from the other party;

         (c) ACTION BY COURT. If there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transaction, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transaction by any governmental authority or agency, foreign or domestic, which would make the consummation of the transaction illegal and such action, statute, rule, regulation or order shall have become final and unappealable;

         (d) ACTION BY GOVERNMENT AUTHORITY. If there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transaction by any governmental authority or agency, which would (i) prohibit Holiman's or Exmark's ownership or operation of all or a portion of Holiman's business, or (ii) compel Exmark or Holiman to dispose of or hold separate all or a portion of the business or assets of Holiman or Exmark as a result of the transaction;

         (e) IMPOSSIBILITY. If any of the conditions to either party's obligations to consummate the transaction as set forth in Section 6 or Section 7 become impossible to satisfy; or

         (f) MUTUAL WRITTEN CONSENT. If the parties hereto agree by mutual written consent.

Provided, however, the options to terminate this Agreement as set forth in Subsections (a), (b), (c), (d) and (e) of this Section 9 shall be deemed to be an additional right of the party having the power to exercise the option, and it shall not relieve the other party from the obligation to perform the provisions of this Agreement or preclude an action for specific performance of the provisions of this Agreement by the party having the power to exercise the option.

    10. SURVIVAL OF REPRESENTATIONS, WARRANTIES, UNDER-TAKINGS AND AGREEMENTS; INDEMNITIES. The parties hereto agree that all representations, warranties, undertakings and agreements of Smith contained in or made pursuant to this Agreement shall survive the Closing for the greater of the following periods:
(a) 30 months from the Effective Time, or (b) with respect to any specific representation or warranty under which Exmark shall have made a claim with respect to any Loss (as defined in Section 10(b) below) for indemnification hereunder prior to the 30-month anniversary of the Effective Time and as to which such claim has not been completely and finally resolved prior to the 30-month anniversary of the Effective Time, such representation or warranty shall survive for the period of time beyond the 30-month anniversary of the Effective Time sufficient to resolve, completely and finally, the claim relating to such representation or warranty; provided, however, that the representations of Smith in Section 3(l) shall survive until the expiration of any applicable statute of limitations with respect thereto. During such period, Smith agrees as follows regarding indemnification of Exmark concerning claims, actions or proceedings arising from this Agreement:

         (a) SMITH'S INDEMNITIES. Smith agrees to save harmless, defend and otherwise indemnify Exmark from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including without limitation, reasonable attorney's fees and other legal costs and expenses) that Exmark may at any time suffer or incur, or become subject to as a result of or in connection with:

               (i) BREACH OR INACCURACY OF REPRESENTATIONS AND WARRANTIES BY SMITH. Any breach or inaccuracy of any of the representations and warranties made by Smith in or pursuant to this Agreement.

               (ii) FAILURE BY SMITH OR HOLIMAN TO PERFORM AGREEMENTS. Any failure by Smith or Holiman to substantially carry out, perform, satisfy or discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered to Exmark by Smith or Holiman pursuant to this Agreement.

               (iii) RESULTING LITIGATION. Any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in any way related to, any of the matters referred to in clauses (i) and
    (ii) above.

               (iv) TAXES. Any amounts payable in respect of Taxes arising out of, or in any way related to, the payment of dividends, distributions or compensation by Holiman to Smith prior to the Effective Time.

The amounts for which Smith shall be liable under this Section 10(a) shall be net of insurance proceeds, if any, received by Exmark in connection with the facts giving rise to the right of indemnification.

         (b) METHOD OF ASSERTING CLAIMS. As used herein, "Losses" shall mean any loss, liability, deficiency, damage, expense or cost covered under
Section 10(a).

               (i) In the event that Exmark is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), Exmark shall give Smith prompt notice thereof. The failure to give such notice shall not affect Exmark's ability to seek reimbursement unless such failure has materially and adversely affected Smith's ability to defend successfully a Claim. Smith shall be entitled to contest and defend such Claim; provided, that Smith (A) has a reasonable basis for concluding that such defense may be successful and (B) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by Smith to Exmark within 20 business days after Exmark's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by Smith. Exmark shall be entitled at any time, at its own cost and expense (which expense shall not constitute Losses unless Exmark reasonably determines that Smith is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of Exmark, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of Exmark's own choosing. If Exmark elects to participate in such defense, Exmark will cooperate with Smith in the conduct of such defense. Neither Exmark nor Smith may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing,
    (A) if a Claim seeks equitable relief or (B) if the subject matter of a Claim relates to the ongoing business of Exmark, which Claim, if decided against Exmark, would materially adversely affect the ongoing business or reputation of Exmark, then, in each such case, Exmark alone shall be entitled to contest, defend and settle such Claim in the first instance and, if Exmark does not contest, defend or settle such Claim, Smith shall then have the right to contest and defend (but not settle) such Claim.

               (ii) In the event Exmark should have a claim against Smith that does not involve a Claim, Exmark shall deliver a notice of such claim with reasonable promptness to Smith. If Smith notifies Exmark that he does not dispute the claim described in such notice or fails to notify Exmark within 30 days after delivery of such notice by Exmark whether Smith disputes the claim described in such notice, Losses in the amount specified in Exmark's notice will be conclusively deemed a liability of Smith and Smith shall pay the amount of such Losses to Exmark on demand. If Smith has timely disputed its liability with respect to such claim, duly authorized representatives of each of Smith and Exmark will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives within 60 days after the delivery of Exmark's notice of such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

               (iii)   After the Effective Time, the rights set forth in this
    Section 10 shall be Exmark's sole and exclusive remedies against Smith for misrepresentations or breaches of covenants contained in this Agreement and the documents and materials delivered by Smith to Exmark pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Exmark from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to Smith in connection with this Agreement and such documents and materials. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

         (c) LIMITATIONS ON SMITH'S LIABILITY FOR CERTAIN REPRESENTATIONS. Smith shall be liable under Section 10(a) only if the aggregate amount of all Losses exceeds $30,000 (the "Basket Amount"), in which case Smith shall be obligated to indemnify Exmark only for the excess of the aggregate amount of such Losses over the Basket Amount, and only up to a maximum amount of $318,000 (the "Indemnification Limit"); provided, however, that neither the Basket Amount nor the Indemnification Limit shall apply to any Loss associated with any misrepresentation claims in respect of Taxes, and provided further that the Basket Amount shall not apply to any Loss for claims under Section 10(a)(ii) above.

    11. ADDITIONAL INSTRUMENTS AND FURTHER ASSURANCES. Smith and Holiman agree from time to time, upon the request of Exmark, to execute and deliver to Exmark such other instruments of transfer, assignment and conveyance and to take such other action as Exmark may reasonably request more effectively to vest ownership of the Shares in Exmark and to put Exmark in possession of all the assets of Holiman. Exmark agrees from time to time, to execute and deliver to Smith and Holiman such additional instruments and to take such additional action as Smith and Holiman may reasonably request to evidence the assumption, covenants and agreements of Exmark under this Agreement.

    12. SPECIFIC PERFORMANCE. Exmark and Smith agree that the assets and the business of Holiman as a going concern constitute unique property and that the Shares of Holiman to be transferred under the terms of this Agreement also constitute unique property since such shares evidence indirect ownership of control of the assets and business of Holiman. Accordingly, Smith acknowledges and agrees that there is no adequate remedy at law for the damage which Exmark might sustain in the event of the failure of Smith to consummate the transactions contemplated by this Agreement. Therefore, Smith agrees that Exmark shall be entitled, at Exmark's option, to the remedy of specific performance to enforce the terms of this Agreement.

    13. TORO IS A THIRD PARTY BENEFICIARY. The parties hereto agree that the transactions contemplated by this Agreement were entered into in contemplation of the merger by and among Toro, Exmark and EMCI Acquisition, Inc. (the "Merger") pursuant to the terms of the Merger Agreement and further agree that, following the effective time of the Merger, the rights and obligations of Exmark hereunder shall inure to the benefit of Toro, including its subsidiaries, as if Toro replaced Exmark as a party hereto. Except for Toro, no third party is entitled to rely on any of the representations, warranties or agreements of Exmark or Smith contained in this Agreement. Exmark and Smith assume no liability to any third party, other than Toro, because of any reliance on the representations, warranties and agreements of Exmark or Smith contained in this Agreement.

    14. PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to either party's employees, customers or suppliers without prior written approval of the other party, except that Toro may issue any such release (or other announcement) as it determines, in its sole discretion, as may be necessary to comply with the requirements of this Agreement or applicable law or by obligations pursuant to any listing agreement with any national securities exchange. If Toro determines any such press release or public announcement is so required, Toro shall use reasonable efforts to consult in good faith with the parties hereto (but shall not be required to obtain their consent) prior to issuing such press release or making such announcement.

    15. EXPENSES. Except as otherwise expressly provided for herein, the parties hereto will each pay all of their own expenses (including attorneys', financial advisors' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the Articles of Share Exchange and the consummation of the transactions contemplated hereby and thereby (whether consummated or not). Each party will indemnify and hold harmless the other against the claims of any brokers or finders in respect of the Share Exchange.

    16. AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced; provided, however, that after the approval of this Agreement by Holiman's shareholders, no amendment may be made which reduces the Acquisition Consideration or which effects any changes that would materially adversely affect Holiman's shareholders without the further approval of Holiman's shareholders. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

    17. NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Exmark, Holiman, Smith and Smith's Closing Agent will, unless another address is specified in writing, be sent to the address indicated below:

NOTICES TO EXMARK:                               WITH A COPY TO:
-----------------                                --------------

Exmark Manufacturing Company Incorporated        Croker, Huck, Kasher, DeWitt,
2101 Ashland Avenue
                                                 Anderson & Gonderinger, P.C.
Beatrice, Nebraska  68310                        Suite 1250
Attn: H. John Smith,                             Commercial Federal Tower
         President and Chief Executive Officer   2120 South 72nd Street
Facsimile:  (402) 223-5489                       Omaha, Nebraska  68124
                                                 Attn:  Richard A. DeWitt
                                                 Facsimile:  (402) 390-9221

NOTICES TO SMITH:                                WITH A COPY TO:

Roger Smith                                      Koley, Jessen, Daubman &
108 Valley View Road
                                                 Rupiper, P.C.
New Cumberland, Pennsylvania 17070               One Pacific Place, Suite 800
                                                 1125 South 103rd Street
                                                 Omaha, Nebraska 68124
                                                 Attn:
                                                   Michael M. Hupp
                                                 Facsimile:  (402) 390-9005

    18. ARBITRATION. In the event of any dispute between the parties regarding this Agreement or the documents attached hereto, the parties agree to resolve such dispute through binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.
The arbitration shall be conducted in Minneapolis, Minnesota. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court of competent jurisdiction. All costs and expenses, including reasonable attorneys' fees and experts' fees, of all parties incurred in any dispute which is determined by arbitration pursuant to this Section 19 shall be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties shall share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement and the documents attached hereto while the dispute is being resolved. Nothing herein shall preclude a party hereto from seeking equitable relief to prevent any immediate, irreparable harm to its interest, including multiple breaches of this Agreement or the documents attached hereto. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation. Either party may seek specific enforcement of any arbitrator's decision under this Section 19. The other party's only defense to such a request for specific enforcement shall be fraud by or on the arbitrator.

    19. ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

    20. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    21. COMPLETE AGREEMENT. This Agreement, the Disclosure Schedule and the other documents attached hereto and referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

    22   COUNTERPARTS.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any such counterpart may be delivered by facsimile. Any party delivering a counterpart by facsimile shall deliver an original copy within 48 hours, provided that the failure to so deliver an original shall not effect the enforceability of this agreement against such party.

    23. GOVERNING LAW. The internal law, without regard for conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXMARK MANUFACTURING                        ROGER SMITH
COMPANY INCORPORATED



By   /s/ H. John Smith                       /s/ Roger Smith
    ----------------------------            ------------------------------
    Its President